Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated June 25, 2015	Registration Statement No. 333-198097

European Investment Bank

JPY 45,000,000,000 1.400% Notes due 2017

Final Term Sheet

Issuer:	European Investment Bank
Ratings:[1]	AAA by Standard & Poor’s Ratings Services2 / Aaa by Moody’s Investors Service3 / AAA by Fitch Ratings[4]
Currency/Size:
JPY 45,000,000,000. The notes offered under this free writing prospectus will have the same terms (other than inter alia the price to public and issue date), form part of the same series and trade freely with the notes issued on June 30, 2005, March 14, 2007, January 18, 2008, April 28, 2008 and July 9, 2008.

Settlement:	July 6, 2015
Maturity:	June 20, 2017
Interest Payment Dates:	June 20, December 20
Coupon:	1.400% (semi-annual)
Reoffer:	104.000% plus accrued interest
Yield:	-0.629% (semi-annual)
Denominations:	JPY 100,000
Leads:	HSBC
Governing Law:	New York

The Notes are expected to be listed on the Luxembourg Stock Exchange.

You can access the prospectus for the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/33745/000095015714001273/formsba.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling +1-866-811-8049.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
2 Carrying a stable outlook.
3 Carrying a stable outlook.
4 Carrying a stable outlook.